Exhibit 5.1

WILSON SONSINI GOODRICH & ROSATI PROFESSIONAL CORPORATION 650 PAGE MILL ROAD PALO ALTO, CA 94304-1050 O: 650.493.9300 F: 650.493.6811

February 21, 2020
Dropbox, Inc.
1800 Owens Street
San Francisco, CA 94158

Re: Registration Statement on Form S‑8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Dropbox, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, relating to the registration under the Securities Act of 1933, as amended, of 21,697,596 shares of the Company’s Class A common stock, par value $0.00001 per share (the “Shares”), reserved for issuance pursuant to the Dropbox, Inc. 2018 Equity Incentive Plan (the “Plan”).
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati WILSON SONSINI GOODRICH & ROSATI Professional Corporation